Exhibit 99.1

NEWS RELEASE

Media Contact:	WORLDWIDE LEADER IN BEARINGS AND STEEL
Jason Saragian
Public Relations Manager
(330) 471-3514
Or visit www.timken.com/media

Investor Contact:
Kevin R. Beck
Manager — Investor Relations
(330) 471-7181

Timken Board Elects Phillip Cox As Director

     Canton, Ohio — November 9, 2004 — The Timken Company’s board of directors has elected Phillip R. Cox, president and CEO of Cox Financial Corporation, a director of The Timken Company.

     http://www.timken.com/media/kits/cox.asp

     “Phillip Cox personifies the highest standards of corporate leadership,” said W. R. Timken Jr., chairman. “We look forward to tapping into his track record of developing innovative business solutions. Phill also brings unique insight into governance issues and has an outstanding reputation for his honesty and integrity which makes him compatible with the core values of The Timken Company. I have the greatest respect for Phill’s many accomplishments and welcome him to the board.”

     In 1972, Mr. Cox founded Cox Financial Corporation, a provider of financial and estate planning services based in Cincinnati, Ohio. He presently serves as chairman of the board of Cincinnati Bell and the University of Cincinnati, and on the boards of the Federal Reserve Bank of Cleveland, Bethesda Hospital, Cinergy Corporation, Touchstone Mutual Funds and Long Stanton

	Jason Saragian	Kevin R. Beck
	Mail Code: GNW-37	Mail Code: GNE-26
	1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
	P.O. Box 6932	P.O. Box 6928
	Canton, OH 44706-0932 U.S.A.	Canton, OH 44706-0928 U.S.A.
	Telephone: (330) 471-3514	Telephone: (330) 471-7181
	Facsimile: (330) 471-7032	Facsimile: (330) 471-3810
THE TIMKEN COMPANY	e-mail: jason.saragian@timken.com	E-mail: kevin.beck@timken.com

Manufacturing Company.

     Mr. Cox also serves as chairman of the Cincinnati Business Committee (CBC), comprised of the 25 most influential companies in the Cincinnati area.

     A Cincinnati native, Mr. Cox earned a bachelor of science degree in political science and psychology from Xavier University. He also holds a doctorate of letters degree from the College of Mount St. Joseph and Cincinnati Technical College.

     The Timken Company (NYSE:TKR; www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. A Fortune 500 company, Timken recorded 2003 sales of $3.8 billion and employed approximately 26,000 at year-end.

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THE TIMKEN COMPANY